Exhibit 10.41

January 13, 2006

Mr. Joel Jung
104 Florence Court
Alamo, CA 94507

Dear Joel:

On behalf of Celera Genomics, an Applera Corporation business, I am pleased to offer you the position of Vice President of Finance, reporting directly to me. In your new role, you will be a member of my executive staff. As we discussed, I would like your start date to be as soon as possible based on your availability. The terms of your offer are as follows:

Base Salary:	$250,000 per year, payable bi-weekly

Target Bonus Level:	40% as governed by the Company’s Incentive Compensation Plan

Stock Options:	50,000 CRA stock options

Financial and Tax Planning:	$3,000 per year

Executive Physical:	$3,000 per year

Providing you begin employment by March 31, 2006 you will be eligible to participate in our Incentive Compensation Program, with a target annual bonus of 40% based on your eligible fiscal year earnings. Your target bonus is governed by the Incentive Compensation Plan for fiscal year 2006 which runs from July 1, 2005, through June 30, 2006. Under this plan your bonus is based on the achievement of both personal and corporate goals.

Additionally, pending approval by our Board of Directors, you are granted an option to purchase 50,000 shares of Celera Genomics common stock. The option price will be set on the date the grant is approved which is anticipated to be the date of the Board of Directors meeting following your employment start date. The option will vest in equal annual installments over a four-year period commencing on the anniversary of your employment start date. You will receive a packet with complete information about your option grant approximately 8 to 12 weeks following the approval of the grant.

Applera Corporation offers a deferred compensation program to those employees earning more than $125,000.00 annually. This deferred compensation program will allow you to defer up to 100% of your base salary and annual bonus amount for U.S. tax planning purposes.

All full time employees and all part time employees working more than 20 hours per week are eligible for participation in the Applera Corporation benefits program on their date of hire. For your information, I have enclosed a Benefits Summary outlining our Applera benefits programs. We will arrange for you to meet with a member of our Human Resources staff to review your benefits package and enroll in the various programs. As an executive, you may choose to have an annual health screening done at Applera’s expense, with a physician of your choice. Also, please note that, as an executive, you will not accrue paid time off (PTO), but instead will have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation, approximately four weeks per year.

In compliance with the Immigration Reform and Control Act of 1986, our offer of employment is contingent upon your ability to verify your identity and legal right to work in the United States within three (3) business days of hire. In order to complete the required I-9 Employment Eligibility Verification Form, it is imperative that you bring the appropriate documentation to Jackie Wolfe on your first day of work. Please review the enclosed list of acceptable documents for completing the I-9 Form.

Applera Corporation is firmly committed to maintaining its position as an employer who provides a safe and healthy work environment in which each employee can develop and produce to his/her maximum capability. In order to uphold this standard, we require that all employees submit to and pass a pre-employment drug test and a pre-employment background check. Therefore, our offer of employment is contingent upon your successful completion of both the specified drug test and background check. Enclosed please find detailed instructions on how to complete the pre-employment drug screen.

Applera Corporation has a long-standing policy of respecting the rights of prior employers of persons the Corporation hires. Therefore, we do not want to receive, and you will not be asked to provide nor should you use in your work, any confidential information of a former employer. This includes information you may have in your possession or that you may have had access to while previously employed. It is very important that no documents of a former employer are brought into the Corporation’s premises and computer systems. As part of employment with us, you will be asked to sign the Conflict of Interest and Confidentiality Agreement to likewise protect the Corporation’s information.

By signing this letter, you recognize that an employment at-will relationship will exist between you and Applera Corporation and that either you or Applera may terminate this employment relationship at any time for any reason, with or without notice.

To accept this offer, please sign and date the letter where indicated below. Please also review the New Employee Checklist and return all required completed forms and your signed original offer letter to Jackie Wolfe in the enclosed Federal Express envelope. This offer will expire on January 27, 2006. Should you have any questions regarding this offer, or if you are unable to accept this offer prior to the above expiration date, please contact me at 510.749.4201.

Joel, I look forward to your joining the Celera Genomics leadership team. I am confident you will find the critical role you play in the company to be a challenging and rewarding opportunity.

Best Regards,

/s/ Kathy Ordoñez

Kathy Ordoñez President, Celera Genomics

cc: Pete DeBellis, Jackie Wolfe Enclosures

Please sign below indicating your acceptance of this offer of employment.

Joel R. Jung	/s/ Joel R. Jung

Name (Printed)	Signature

7/26/06	August 21, 2006

Date	Start Date

List of Enclosures

•	Pre-employment Drug Screening Program and Procedures Packet
•	Total Ownership Benefits Summary
•	List of Acceptable Documents for Completion of I-9 Form
•	New Employee Paperwork Checklist
•	Conflict of Interest and Confidentiality Agreement
•	Employee Profile Form
•	Conduct of Business Activities Policy Statement and Acknowledgement Form
•	Safe Workplace Policy Statement and Acknowledgement Form
•	Pre-paid Fed-ex envelope